EXHIBIT 23.2

[PETERSON SULLIVAN, PLLC LOGO]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of HepaLife Technologies, Inc. and Subsidiary ("the Company") of our report dated March 30, 2007, on our audit of the consolidated balance sheets of the Company as of December 31, 2006, 2005, and 2004, and the related consolidated financial statements of operations, stockholders' deficiency, and cash flows for the years ended December 31, 2006, 2005, and 2004, and for the period from October 21, 1997 (date of inception) to December 31, 2006.  The financial statements for the period from October 21, 1997 (date of inception) through December 31, 2003, were audited by other auditors whose report, dated March 15, 2004, expressed an unqualified opinion (modified for going concern uncertainties).  We also consent to the reference to us under the heading "Experts" in the Registration Statement.

Our report, dated March 30, 2007, contains an explanatory paragraph that states that the Company has experienced recurring losses from operations since inception, has a working capital deficit, and has a deficit accumulated during the development stage.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN PLLC

June 7, 2007

Seattle, Washington